Sonic Foundry CFO Ken Minor Announces Retirement
Minor to step down effective Oct. 1, will remain as a consultant for the Company

MADISON, Wis. - August 09, 2019 - Sonic Foundry today announced Chief Financial Officer Ken Minor will retire effective Oct. 1 after 22 years with the company. Minor will continue to serve as a consultant for Sonic Foundry as Interim Chief Financial Officer until a transition of his duties are complete and will continue as a Senior Financial Advisor through Sept. 30, 2020.

Minor joined Sonic Foundry in 1997 and prior to that was Vice President and Treasurer for Fruehauf Trailer Corporation. He also served in various senior accounting and financial positions at public and private corporations including Deloitte Haskins and Sells.

Sonic Foundry has no current plans to directly replace Minor. His responsibilities will be absorbed in-house by the Company’s accounting and finance teams, allowing for the reduction of operating expenses.

“It is an honor to have served as CFO of Sonic Foundry for more than two decades. I am thrilled with my time spent at the company and am happy to be able to turn my work over to a talented group of people when our financial outlook is improving. I know it is the right time for me to step away to spend more time with family and pursue other interests. I look forward to helping guide the company moving forward in my new role as a consultant.”

“Ken has been a tremendous resource and leader for the company for more than 20 years, and it’s been a privilege to have worked alongside him in my time with the company,” said Michael Norregaard, CEO, Sonic Foundry. “Our entire leadership team will work closely together for a smooth transition in the finance department, ensuring continuity with the services we provide. We are grateful to still be able to benefit from Ken’s business savvy as he steps into a consultant role for us, and I look forward to our continued working relationship. We thank Ken for his service and wish him all the best in his future.”

“Ken’s commitment to Sonic Foundry over these 22 years has been invaluable,” said Mark Burish, Chairman of the Board. “He has guided the Company with his wise counsel through transformational business periods over the years and has been a steadfast and highly respected member of Sonic Foundry’s leadership team. On behalf of Sonic Foundry’s board, I would like to thank Ken for his service and wish him a wonderful, well-deserved retirement.”

About Sonic Foundry®, Inc.
Sonic Foundry (OTC: SOFO) is the global leader for video capture, management and streaming solutions. Trusted by more than 4,900 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Learn more at www.mediasite.com and @mediasite.

© 2019 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Media Relations:
Nicole Wise, Director of Communications
920.226.0269
nicolew@sonicfoundry.com